Exhibit EXA3

SCHEDULE A

SERIES AND CLASSES

As of November 20, 2025

Series	Classes
Guggenheim Active INvestment Series (GAINS) - Core Plus Fund	SMA
Guggenheim Active INvestment Series (GAINS) - Limited Duration Fund	SMA
Guggenheim Core Bond Fund	A, C, Institutional, P and R6
Guggenheim Core Plus Bond ETF	*
Guggenheim Corporate Credit Income ETF	*
Guggenheim Enhanced Equity Income ETF	*
Guggenheim Floating Rate Strategies Fund	A, C, Institutional, P and R6
Guggenheim High Yield Fund	A, C, Institutional, P and R6
Guggenheim Investment Grade CLO ETF	*
Guggenheim Limited Duration Fund	A, C, Institutional, P and R6
Guggenheim Macro Opportunities Fund	A, C, Institutional, P and R6
Guggenheim Municipal Income Fund	A, C, Institutional, P and R6
Guggenheim Securitized Income ETF	*
Guggenheim Short Duration Income ETF	*
Guggenheim Total Return Bond Fund	A, C, Institutional, P and R6
Guggenheim Ultra Short Duration Fund	A, Institutional, P and R6
Guggenheim Ultra Short Income ETF	*

* Exchange-traded fund class without designation.